                                   EXHIBIT 21

                       LIST OF SUBSIDIARIES OF THE COMPANY

Direct Subsidiary:         Columbia County Farmers National Bank, chartered
                           under the laws of the United States of America, a national banking association.

Direct (50% Owned)
Subsidiary:                Neighborhood Group, Inc., incorporated under the laws
                           of the Commonwealth of Pennsylvania.